EXHIBIT 21

LIST OF SUBSIDIARIES

China Safetech Holdings Limited, a British Virgin Islands corporation

China Security & Surveillance Technology (HK) Ltd., a Hong Kong corporation

Golden Group Corporation (Shenzhen) Limited, a corporation incorporated in the People’s Republic of China